FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

This certificate of membership and flexible premium variable adjustable life insurance is a legal contract between you and Thrivent Financial for Lutherans. We issue this contract in return for the Application and the payment of premium(s) as specified by this contract. Subject and according to the conditions and provisions of the Entire Contract, we will pay the Death Proceeds and provide the other rights and benefits of the Entire Contract.

Right to Cancel. Please read this contract carefully. You may cancel this contract for any reason before midnight of the 30th day after you first receive it. Do this by (1) mailing or delivering notice of cancellation to our Service Center or (2) returning this contract to our Service Center or to the representative through whom you bought it. Notice given by mail and return of this contract by mail are effective on being postmarked, properly addressed, and postage prepaid. If you cancel this contract, it will be deemed void from the beginning. After we receive notice of cancellation or the returned contract, we will refund the sum of (1) the Accumulated Value less any Debt on the day the notice of cancellation or returned contract is received by us or our representative, (2) the Percent of Premium Charges deducted, and (3) any Monthly Deductions made.

At Attained Age 121 and later, this contract may not qualify as life insurance under federal tax law and may be subject to adverse tax consequences. Before continuing this contract to Attained Age 121, you should consult a tax advisor.

Flexible Premium Variable Adjustable Life Insurance.	Service Center:
Life insurance payable at death. Death Benefit, Accumulated	Thrivent
Value, and coverage duration, when based on Variable Account,	4321 North Ballard Road
will vary with investment experience and are not guaranteed.	Appleton, WI 54919-0001
Eligible for annual dividends. Settlement options to provide income.	Telephone (800) 847-4836 www.thrivent.com

Signed for the Society

President

Secretary

INSURED: JOHN DOE

AGE: 35 SEX: MALE		DATE OF ISSUE:	OCTOBER 1, 2019

FACE AMOUNT:	$100,000.00	CONTRACT NUMBER:	0001234567

ICC19 V-VZ-VUL	VZ0100IC

Contract Number:             0001234567

Index

Section
Accumulated Value	18
Accumulation Unit Value	24
Allocation of Premiums	12
Annual Report	10
Applicant Controller	11
Automatic Transfers	19
Asset Rebalancing	19
Dollar Cost Averaging	19
Beneficiary	26
Cash Surrender Value	20
Change of Death Benefit Option	15
Change of Risk Class	22
Continuation of Insurance Coverage	13
Cost of Insurance	22
Death Benefit	15
Death Proceeds	15
Decrease Charge	17
Decrease in Face Amount	16
Delay of Payment	10
Dividends	30
Entire Contract	8
Filing a Death Claim	10
Fixed Accounts	26
General Account	6
Incontestability	9

Section
Increase in Face Amount	16
Loan Account	23
Loans and Debt	23
Maintenance of Solvency	10
Membership	11
Misstatement of Age or Sex	9
Monthly Deduction	21
Net Premium	7
No-Lapse Guarantee	14
No-Lapse Guarantee Premium	14
No-Lapse Guarantee Requirements	14
Ownership	11
Paid-Up Life Insurance Option	21
Premium in Default and Grace Period	12
Premiums	4
Reinstatement	13
Settlement Options	15
Suicide	9
Surrender	21
Cash Surrender Value	20
Full Surrender	20
Partial Surrender	20
Transfer and Assignment	11
Transfer of Accumulated Value	18
Variable Account	21

ICC19 V-VZ-VUL	page 2	VZ0200IC

 Contract Schedule

BASIC BENEFIT AS OF DATE OF ISSUE
FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

PREMIUMS PAYABLE TO THE CONTRACT ANNIVERSARY AFTER AGE 121
PLANNED PREMIUM	[$100.00 ]
INTERVAL OF PAYMENT	[MONTHLY ]

NO-LAPSE GUARANTEE (SEE SECTION 5)
PREMIUM	[$75.00 MONTHLY ]
TERMINATION DATE	[OCTOBER 1, 2039 ]

RISK CLASS FOR INITIAL FACE AMOUNT:	[STANDARD NON-TOBACCO]
DEATH BENEFIT OPTION (SEE SECTION 6.2)	[OPTION 1]

ADDITIONAL BENEFITS - DETAILS OF THE FOLLOWING ADDITIONAL
BENEFIT RIDER(S) ARE PROVIDED ON SEPARATE SCHEDULE PAGE(S):
ICC19 UR-TU-DWMD

THE FOLLOWING FORMS ARE INCLUDED AS PART OF THIS CONTRACT:

ACCELERATED BENEFITS RIDER FORM LR-MX-ACCB (08) INCLUDED AT NO COST.

AMENDATORY AGREEMENT FORM ICC18 LM-SO-SOPT

AMENDATORY AGREEMENT FORM ICC17 LM-QX-AVEX

This contract is eligible for annual dividends, but it is not expected that any dividends will be credited.

The insurance department of the state in which this contract was issued may be contacted by calling [(999) 999-9999.]

INSURED: [JOHN DOE		]

AGE: [ 35 ] SEX: [MALE ]	DATE OF ISSUE:	[ OCTOBER 1, 2019 ]

INITIAL FACE AMOUNT: [ $100,000.00 ]	CONTRACT NUMBER:	[ 0001234567 ]

ICC19 V-VZ-VUL-CS	page 3	[ VZ0310IC ]

Date of Issue: [ OCTOBER 1, 2019 ] INSURED: [ JOHN DOE AGE: [ 35 ] SEX: [ MALE ] INITIAL FACE AMOUNT: [ $100,000.00 ]	Contract Number: [ 0001234567 ] ] FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

CONTRACT CHARGES AND INFORMATION

BASIC MONTHLY CHARGE:	[$9.00 PER] MONTH
(SEE SECTION 10.1)

PERCENT OF PREMIUM CHARGE:	[5%] OF EACH PREMIUM
(SEE SECTION 1, NET PREMIUM)

MAXIMUM ANNUAL MORTALITY AND EXPENSE CHARGE:	[1.00%] (CHARGED AS A PERCENTAGE OF
(SEE SECTION 10.1)	THE ACCUMULATED VALUE IN THE
SUBACCOUNTS)

MAXIMUM TRANSFER CHARGE:	[$25.00] FOR EACH TRANSFER IN EXCESS
(SEE SECTION 8.2)	OF [12] IN ANY CONTRACT YEAR

MAXIMUM PARTIAL SURRENDER CHARGE:	[$25.00] FOR EACH PARTIAL SURRENDER
(SEE SECTION 9.4)	IN EXCESS OF 1 IN ANY CONTRACT YEAR

FIXED ACCOUNT GUARANTEED MINIMUM INTEREST RATE:	[2%]
(SEE SECTIONS 2.11 AND 13.1)

RISK AMOUNT INTEREST FACTOR:	[1.0016515]
(SEE SECTION 10.2b)

LOAN INTEREST RATE:	[6%]
(SEE SECTION 11.2)

MINIMUM LOAN CREDITED RATE:	[2%] (WE MAY CREDIT A HIGHER RATE, BUT
(SEE SECTION 11.3)	THE RATE WILL BE NO MORE THAN THE
LOAN INTEREST RATE)

MINIMUM FACE AMOUNT:	[$100,000]
(SEE SECTION 7.2)

LAST DAY FOR INCREASES IN FACE AMOUNT:	ONE DAY BEFORE THE INSURED’S [81ST]
(SEE SECTION 7.1)	BIRTHDAY

MORTALITY TABLE:	[2017 CSO M NON-SMOKER U ALB]
(SEE SECTIONS 2.11 AND 9.5)

PAID-UP LIFE INSURANCE INTEREST RATE:	[2%]
(SEE SECTION 9.5)

VARIABLE ACCOUNT:	[THRIVENT VARIABLE LIFE ACCOUNT I]

ICC19 V-VZ-VUL-CS	page 3A	[ VZ03A0IC ]

Date of Issue: [ OCTOBER 1, 2019 ] INSURED: [ JOHN DOE AGE: [ 35 ] SEX: [ MALE ] INITIAL FACE AMOUNT: [ $50,000.00 ]	Contract Number: [ 0001234567 ] ] FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

CHARGES APPLICABLE TO INITIAL FACE AMOUNT

MONTHLY UNIT CHARGE:	$0.08 PER $1,000 OF INITIAL FACE AMOUNT*
(CHARGED IN FIRST [ 180 ] MONTHLY DEDUCTIONS)

DECREASE CHARGE:

CONTRACT YEAR	CHARGE PER $1,000 OF INITIAL FACE AMOUNT#*	CONTRACT YEAR	CHARGE PER $1,000 OF INITIAL FACE AMOUNT#*

1	$16.84	11	$10.10
2	$16.84	12	$8.98
3	$16.84	13	$7.86
4	$16.84	14	$6.74
5	$16.84	15	$5.61
6	$15.72	16	$4.49
7	$14.59	17	$3.37
8	$13.47	18	$2.25
9	$12.35	19	$1.12
10	$11.23	20	$0.00

* ADDITIONAL CHARGES WILL APPLY TO INCREASES IN FACE AMOUNT.

# DECREASE CHARGE IF THE INITIAL FACE AMOUNT IS DECREASED (SEE SECTION 6.3, 7.2, AND 9.3) OR IF THIS CONTRACT IS SURRENDERED (SEE SECTION 9.1).

ICC19 V-VZ-VUL-CS	page 3B	[ VZ03B0IC ]

Date of Issue: [OCTOBER 1, 2019 ] INSURED: [ JOHN DOE AGE: [ 35 ] SEX: [MALE ] INITIAL FACE AMOUNT: [ $100,000.00 ]	Contract Number: [ 0001234567 ] ] FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

SUBACCOUNTS OF THE VARIABLE ACCOUNT AVAILABLE ON THE DATE OF ISSUE:

Thrivent Aggressive Allocation	Thrivent Mid Cap Stock
Thrivent All Cap	Thrivent Moderate Allocation
Thrivent Balanced Income Plus	Thrivent Moderately Aggressive Allocation
Thrivent Diversified Income Plus	Thrivent Moderately Conservative Allocation
Thrivent Global Stock	Thrivent Money Market
Thrivent Government Bond	Thrivent Multi-Dimensional Income
Thrivent High Yield	Thrivent Opportunity Income Plus
Thrivent Income	Thrivent Partner Emerging Markets Equity
Thrivent International Allocation	Thrivent Partner Growth Stock
Thrivent Large Cap Growth	Thrivent Partner Healthcare
Thrivent Large Cap Index	Thrivent Real Estate Securities
Thrivent Large Cap Value	Thrivent Small Cap Growth
Thrivent Limited Maturity Bond	Thrivent Small Cap Index
Thrivent Low Volatility Equity	Thrivent Small Cap Stock
Thrivent Mid Cap Index

ICC19 V-VZ-VUL-CS	[ page 3C ]	[ VZ03C0IC ]

Date of Issue: [ OCTOBER 1, 2019 ]	Contract Number: [ 0001234567 ]

INSURED: [ JOHN DOE	]
AGE: [ 35 ] SEX: [ MALE ]	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: [ $100,000.00 ]	ADJUSTABLE LIFE INSURANCE

MAXIMUM MONTHLY COST PER $1,000 OF RISK AMOUNT FOR

[  MALE NON-TOBACCO RISK CLASSES  ]

[                                                                      ]

	COST OF		COST OF		COST OF		COST OF
ATTAINED	INSURANCE	ATTAINED	INSURANCE	ATTAINED	INSURANCE	ATTAINED	INSURANCE
AGE	RATE*	AGE	RATE*	AGE	RATE*	AGE	RATE*

0	0.0200	30	0.0450	60	0.4141	90	13.7908
1	0.0125	31	0.0483	61	0.4583	91	15.2966
2	0.0108	32	0.0516	62	0.5091	92	16.7950
3	0.0100	33	0.0566	63	0.5675	93	18.2441
4	0.0091	34	0.0658	64	0.6308	94	19.5758
5	0.0083	35	0.0766	65	0.6991	95	20.9666
6	0.0083	36	0.0883	66	0.7716	96	22.5858
7	0.0075	37	0.1000	67	0.8516	97	24.3241
8	0.0075	38	0.1091	68	0.9408	98	26.1883
9	0.0075	39	0.1158	69	1.0441	99	28.1400

10	0.0083	40	0.1216	70	1.1666	100	30.0741
11	0.0091	41	0.1291	71	1.3116	101	31.9216
12	0.0116	42	0.1375	72	1.4825	102	33.7516
13	0.0166	43	0.1458	73	1.6791	103	35.5308
14	0.0241	44	0.1508	74	1.9016	104	37.2275
15	0.0350	45	0.1558	75	2.1466	105	38.8083
16	0.0491	46	0.1616	76	2.4158	106	40.5258
17	0.0650	47	0.1675	77	2.7133	107	42.6983
18	0.0666	48	0.1750	78	3.0475	108	44.9841
19	0.0691	49	0.1833	79	3.4308	109	47.3891
20	0.0708	50	0.1941	80	3.8758	110	49.9191

21	0.0708	51	0.2100	81	4.3841	111	52.5800
22	0.0691	52	0.2300	82	4.9658	112	55.3775
23	0.0683	53	0.2508	83	5.6400	113	58.3175
24	0.0683	54	0.2725	84	6.4233	114	61.4058
25	0.0658	55	0.2933	85	7.3308	115	64.6483
26	0.0566	56	0.3125	86	8.3766	116	68.0500
27	0.0516	57	0.3325	87	9.5683	117	71.6166
28	0.0500	58	0.3541	88	10.8875	118	75.3508
29	0.0466	59	0.3808	89	12.3058	119	79.2566
						120	83.3333

* If a rated risk class applies to this contract, the maximum monthly Cost of Insurance rates shown are increased by the rating. Your risk class and any rating are shown on page 3 for the Initial Face Amount and on page 3-INCR SUPPLEMENT for any increase in Face Amount.

ICC19 V-VZ-VUL-CS	page 4 [ ]	[ VZ0400IC ]

Date of Issue: [ OCTOBER 1, 2019 ]	Contract Number: [ 0001234567 ]

INSURED: [ JOHN DOE	]
AGE: [ 35 ] SEX: [ MALE ]	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: [ $50,000.00 ]	ADJUSTABLE LIFE INSURANCE

TABLE OF DEATH BENEFIT FACTORS (SEE SECTION 6.2)

[                                                                 ]

	DEATH		DEATH		DEATH		DEATH
ATTAINED	BENEFIT	ATTAINED	BENEFIT	ATTAINED	BENEFIT	ATTAINED	BENEFIT
AGE	FACTOR	AGE	FACTOR	AGE	FACTOR	AGE	FACTOR

0	19.60	30	6.77	60	2.45	90	1.18
1	19.93	31	6.53	61	2.37	91	1.17
2	18.25	32	6.30	62	2.30	92	1.15
3	17.58	33	6.08	63	2.23	93	1.14
4	16.94	34	5.86	64	2.16	94	1.13
5	16.32	35	5.66	65	2.09	95	1.12
6	15.71	36	5.46	66	2.03	96	1.10
7	15.13	37	5.28	67	1.97	97	1.08
8	14.57	38	5.10	68	1.91	98	1.06
9	14.02	39	4.93	69	1.86	99	1.04

10	13.50	40	4.77	70	1.80	100	1.01
11	13.00	41	4.61	71	1.75	101	1.01
12	12.51	42	4.46	72	1.71	102	1.01
13	12.05	43	4.31	73	1.66	103	1.01
14	11.61	44	4.17	74	1.62	104	1.01
15	11.20	45	4.03	75	1.58	105	1.01
16	10.81	46	3.90	76	1.54	106	1.01
17	10.46	47	3.77	77	1.50	107	1.01
18	10.13	48	3.64	78	1.47	108	1.01
19	9.81	49	3.52	79	1.43	109	1.01

20	9.50	50	3.40	80	1.40	110	1.01
21	9.20	51	3.29	81	1.37	111	1.01
22	8.91	52	3.18	82	1.34	112	1.01
23	8.62	53	3.08	83	1.32	113	1.01
24	8.34	54	2.98	84	1.29	114	1.01
25	8.07	55	2.88	85	1.27	115	1.01
26	7.80	56	2.79	86	1.25	116	1.01
27	7.53	57	2.70	87	1.23	117	1.01
28	7.27	58	2.61	88	1.21	118	1.01
29	7.02	59	2.53	89	1.19	119	1.01
						120+	1.01

ICC19 V-VZ-VUL-CS	page 4A [ ]	[ VZ04A0IC ]

Date of Issue: [ OCTOBER 1, 2019 ]	Contract Number: [ 0001234567 ]

INSURED: [ JOHN DOE ]
AGE: [ 35 ] SEX: [ MALE ]	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: [ $100,000.00 ]	ADJUSTABLE LIFE INSURANCE

MAXIMUM DECREASE CHARGES FOR INCREASES IN FACE AMOUNT*

	MAXIMUM		MAXIMUM		MAXIMUM
AGE AT	DECREASE	AGE AT	DECREASE	AGE AT	DECREASE
INCREASE	CHARGE	INCREASE	CHARGE	INCREASE	CHARGE

0	$ 5.19	30	$17.56	60	$46.75
1	5.23	31	17.94	61	48.85
2	5.27	32	18.35	62	49.46
3	5.33	33	18.79	63	49.35
4	5.38	34	19.24	64	50.18
5	5.60	35	19.73	65	50.16
6	5.83	36	20.24	66	50.07
7	6.06	37	20.78	67	49.42
8	6.30	38	21.35	68	49.63
9	6.54	39	21.95	69	49.34

10	6.79	40	22.58	70	49.45
11	7.22	41	23.23	71	49.73
12	7.67	42	23.92	72	49.58
13	8.12	43	24.63	73	49.38
14	8.59	44	25.38	74	49.13
15	9.07	45	26.18	75	48.77
16	9.56	46	27.11	76	48.48
17	10.07	47	28.09	77	48.08
18	14.09	48	29.12	78	47.71
19	14.32	49	30.21	79	47.31

20	14.56	50	31.37	80	46.90
21	14.81	51	32.57
22	15.08	52	33.84
23	15.38	53	35.19
24	15.66	54	36.60
25	15.93	55	38.13
26	16.22	56	39.64
27	16.52	57	41.26
28	16.84	58	42.97
29	17.19	59	44.77

* Maximum Decrease Charge per $1,000 of decrease if an increase in Face Amount is later decreased (see Sections 7.1 and 7.2). The Decrease Charge reduces to zero after [19] years. It is level for [5] years and then reduces on each Contract Anniversary that the contract is in force after the effective date of increase.

ICC19 V-VZ-VUL-CS	page 4B	[ VZ04B0IC ]

Date of Issue: [ OCTOBER 1, 2019 ]	Contract Number: [ 0001234567 ]

INSURED: [ JOHN DOE	]
AGE: [ 35 ] SEX: [ MALE ]	FLEXIBLE PREMIUM VARIABLE
INITIAL FACE AMOUNT: [ $100,000.00 ]	ADJUSTABLE LIFE INSURANCE

SETTLEMENT OPTION GUARANTEES (SEE SECTION 15.2)

GUARANTEED INTEREST RATE FOR OPTION 1:	[1.00%]

GUARANTEED INTEREST RATE FOR OPTIONS 2 AND 3:	[1.00%]

GUARANTEED INTEREST RATE FOR OPTIONS 4 AND 5:	[2.00%]

MORTALITY TABLE FOR OPTIONS 4 AND 5:	[2012 INDIVIDUAL ANNUITY
MORTALITY PERIOD TABLE]

ICC19 V-VZ-VUL-CS	page 5	[ VZ0500IC ]

Contract Number:      0001234567

1. DEFINITIONS

Accumulated Value. See Section 8.1.

Account Ratio. The Account Ratio is used to allocate Monthly Deductions, Partial Surrenders, transfers, and contract loans among the subaccounts and the Fixed Accounts. The Account Ratio for any subaccount or fixed account is the ratio of the accumulated value in that subaccount or fixed account to the Accumulated Value of the contract less any accumulated value in the Loan Account.

Additional Benefits. Benefits provided by riders, if any, included as part of this contract.

Annuity Income. A series of periodic payments made under a settlement agreement to pay proceeds or benefits of this contract.

Application. The application(s) and all amendments and supplements to the application used to apply for this contract. This includes applications for reinstatement and applications made for changes to this contract.

Attained Age. Attained Age on any day is the Insured’s age on the Contract Anniversary on or immediately prior to that day.

Cash Surrender Value. See Section 9.1.

Contract Anniversary. The same month and day of each year after issue as in the Date of Issue.

Contract Date. The Contract Date is the latest of:

1)	The date we receive at our Service Center the first premium on this contract;

2)	The date we approve this contract to be issued; and

3)	The Date of Issue.

Contract Year. The first Contract Year begins on the Date of Issue and continues through the day before the first Contract Anniversary. Thereafter, a Contract Year begins on one Contract Anniversary and continues through the day before the next Contract Anniversary.

Cost of Insurance. See Section 10.2.

Cost of Insurance Rates. See Section 10.2.

Date of Issue. The Date of Issue as shown on page 3.

DCA Fixed Account. See Section 13.2.

Death Proceeds. See Section 6.1.

Decrease Charge. See Section 7.3.

Debt. All unpaid contract loans plus accrued interest to date.

Entire Contract. See Section 2.1.

Face Amount. The amount of life insurance provided by this contract exclusive of any Additional Benefits. The Face Amount on the Date of Issue is the Initial Face Amount shown on page 3. Increases or decreases in Face Amount will be shown on supplemental contract schedule pages that we will send to you.

Fixed Account. See Section 13.1.

Fixed Accounts. The Fixed Account and the DCA Fixed Account are this contract’s Fixed Accounts. See Section 13.

General Account. The General Account includes all assets we own that are not in the Variable Account or any other separate account of the Society. The Loan Account, reserves for the Fixed Accounts, and reserves for the No-Lapse Guarantee are maintained in the General Account.

Initial Face Amount. The Face Amount on the Date of Issue as shown on page 3.

Insured. The person named as Insured on page 3.

Issue Age. The Insured’s age on the Date of Issue.

Loan Account. See Section 11.3.

Minimum Face Amount. The Minimum Face Amount as shown on page 3A.

Monthly Anniversary. The same day of the month of each month after issue as in the Date of Issue.

Monthly Deduction. See Section 10.

(continued)

ICC19 V-VZ-VUL	page 6	VZ0600IC

Contract Number:        0001234567

1. DEFINITIONS	(continued)

Net Asset Value. The value of a subaccount portfolio as determined at the end of each Valuation Day.

Net Premium. The Net Premium is the portion of each premium that is applied to the subaccounts of the Variable Account or to the Fixed Accounts. The Net Premium is equal to the premium paid less the Percent of Premium Charge shown on page 3A.

No-Lapse Guarantee. See Section 5.

Notice. A request signed by you or provided in another manner acceptable to us and received in good order by us at our Service Center.

Partial Surrender. See Section 9.3.

Partial Surrender Charge. See Section 9.4.

Planned Premium. The premium amount and payment frequency selected by you. The Planned Premium on the Date of Issue is shown on page 3.

Risk Amount. See Section 10.2 COST OF INSURANCE.

Risk Class. See Section 10 MONTHLY DEDUCTION.

SEC. Securities and Exchange Commission.

Service Center. The location where this contract is administered. The Service Center address is shown on page 1.

Transfer Charge. See item (5) in Section 8.2.

Valuation Day. Any day that the New York Stock Exchange is open for trading. Accumulation Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period. The period of time from the determination of Accumulation Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

Variable Account. See Section 12.1.

we, our, us, Society. Thrivent Financial for Lutherans.

you, your, yours. The owner(s) of this contract.

ICC19 V-VZ-VUL	page 7	VZ0700IC

Contract Number:        0001234567

2. GENERAL PROVISIONS

2.1 ENTIRE CONTRACT. The Entire Contract consists of:

1)	This contract, which includes this base contract and any attached riders, amendments, and endorsements;

2)	The Application; and

3)	The Articles of Incorporation and Bylaws of the Society and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.

2.2 ADDITIONAL BENEFITS. Riders providing Additional Benefits may be included as part of this contract. Any riders included on the Date of Issue are shown on page 3. After the Date of Issue, you may add riders to this contract subject to the following:

1)	You must submit an application to us at our Service Center, if and as required by our standards.

2)	The rider must be offered by us and available on this contract as of the date of application for the rider.

3)	We require satisfactory evidence of insurability, if and as required by our standards.

4)

The date of issue of the rider and its monthly cost, if any, will be shown on the supplemental contract schedule page that we will send to you. Any monthly cost will be included in the Monthly Deduction beginning on the date of issue of the rider.

2.3 CHANGE OF CONTRACT. No change to the provisions of this contract is valid unless it is made in writing and signed by our President or Secretary. The provisions of this contract will be construed to be consistent with federal tax rules that apply to the definition of life insurance. We reserve the right to amend this contract as necessary to maintain compliance with federal rules regarding qualification of this contract as life insurance and state rules as they impact such qualification.

2.4 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are, in the absence of fraud, considered representations, not warranties.

(continued)

ICC19 V-VZ-VUL	page 8	VZ0800IC

Contract Number:        0001234567

2. GENERAL PROVISIONS	(continued)

2.5 INCONTESTABILITY. We will not contest the validity of this contract after it has been in force during the Insured’s lifetime for two years from the Date of Issue except for:

1)	Any provisions granting benefits in the event of total disability;

2)	Fraud in the procurement or reinstatement of this contract, when permitted by applicable law in the state where this contract was issued;

3)

In the event of reinstatement as described in Section 4.5, the validity of this contract with regard to statements made in any application for reinstatement for two years from the effective date of that reinstatement;

4)

In the event of an increase in Face Amount for which evidence of insurability is required (see Section 7.1), the validity of that increase with regard to statements made in any application for that increase for two years from the effective date of that increase; and

5)

In the event of a change in Risk Class as described in Section 10.3, the validity of that change with regard to statements made in any application for that change for two years from the effective date of that change. Any contest will apply only to the portion of the Risk Amount attributable to the reduction in Cost of Insurance Rates.

2.6 MISSTATEMENT OF AGE OR SEX. If the Insured’s age or sex has been misstated, adjustments will be made using one of the following methods:

1)

If misstatement is discovered upon the Insured’s death, the Face Amount will be changed to be the amount that would have been provided by the most recent Cost of Insurance deduction using the correct age and sex. The Death Proceeds on the date of change will not be less than the Cash Surrender Value prior to the change.

2)

If misstatement is discovered while the Insured is living, the Accumulated Value will be changed to be the amount that would have been provided if the correct age and sex had been used to calculate values beginning on the Date of Issue. However, if this would result in termination of this contract, the Accumulated Value will not change and the Face Amount will be changed as in (1) above. All future contract charges will use the correct age and sex.

These methods will be revised as necessary for this contract to continue to qualify as life insurance under federal tax rules.

2.7 EXCLUSION: SUICIDE. If the Insured dies by suicide, while sane or insane, within two years after the Date of Issue, the Death Proceeds of this contract are limited to premiums paid less the sum of:

1)	Any Debt; and

2)	Any Partial Surrenders.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of reinstatement (see Section 4.5), the Death Proceeds of this contract are limited to the premium paid to reinstate this contract, plus any premiums paid after reinstatement, less the sum of:

1)	Any Debt; and

2)	Any Partial Surrenders made after reinstatement.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of an increase in Face Amount for which evidence of insurability was required (see Section 7.1), the Death Proceeds with respect to that increase are limited to the Cost of Insurance and Monthly Unit Charges for that increase.

2.8 EXEMPTIONS FROM CLAIMS OF CREDITORS. To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

(continued)

ICC19 V-VZ-VUL	page 9	VZ0900IC

Contract Number:        0001234567

2. GENERAL PROVISIONS	(continued)

2.9 FILING A DEATH CLAIM. Notification of death must be given to us at our Service Center. We will provide a claim form upon receiving the death claim notice. After we have received due proof of death, we will begin processing a beneficiary’s claim when we receive the following in good order at our Service Center:

1)	That beneficiary’s completed claim form; and

2)	Authorization, if and as required by our standards, allowing us to obtain and disclose information about the Insured for the purpose of evaluating and processing the claim.

Death Proceeds will be paid as described in Section 6.1.

2.10 DELAY OF PAYMENT. Death Proceeds will normally be paid within seven days after we receive at our Service Center due proof of the Insured’s death and all other requirements necessary for us to make payment. The Cash Surrender Value, Partial Surrenders, and contract loans will normally be paid within seven days after we receive your Notice of surrender or request for a loan. However, if Death Proceeds, surrenders, or loans include amounts from the Variable Account, we may delay payment of those amounts while:

1)	The New York Stock Exchange is closed for trading; or

2)	The SEC requires that trading be restricted or declares an emergency.

Except when used to pay premiums due on contracts with us, we may delay for not more than six months payment of any portion of loan or surrender amounts from the Fixed Accounts.

2.11 BASIS OF COMPUTATIONS. All nonforfeiture values are calculated using the mortality table and Fixed Account Guaranteed Minimum Interest Rate shown on page 3A. A detailed statement of the basis of charges and the method of computing values and benefits has been filed with the Interstate Insurance Product Regulation Commission. All values and benefits are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

2.12 MAINTENANCE OF SOLVENCY. If the Society’s reserves for any class of contracts, other than those portions of any contract that provide variable benefits based on the experience of a separate account, become impaired, the Board of Directors may require that benefit members pay the Society an equitable amount to eliminate the deficiency. If the amount is not paid within 60 days from the date we notify you of your share, it will be charged as a loan against this contract with interest compounded at the rate of 5% per year. If you agree, an equivalent reduction in benefits can be chosen instead of the payment or loan against the contract.

2.13 ANNUAL REPORT. We will give you a statement of the value of this contract at least once each Contract Year without charge. The annual report will show:

1)	The beginning and end dates of the report period;

2)	The Accumulated Value at the beginning and end of the report period;

3)	The Cash Surrender Value, Death Proceeds, and any Debt at the end of the report period;

4)	Amounts added to or deducted from the Accumulated Value during the report period; and

5)	Any further information required by law.

If, using guaranteed interest rates and charges, the Cash Surrender Value will not continue this contract to the end of the next report period, the report will also include notice to this effect.

2.14 CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This contract was approved under the authority of the IIPRC and issued under IIPRC standards. If any provision of this contract is in conflict with the IIPRC standards in effect on the date of that approval, that provision is amended as of the Date of Issue to conform to those IIPRC standards.

ICC19 V-VZ-VUL	page 10	VZ1000IC

Contract Number:        0001234567

3. MEMBERSHIP AND OWNERSHIP

3.1 MEMBERSHIP. If the Issue Age is 16 or over or if this contract was applied for with a third-party owner, then the person(s) named in the Application as a member is a benefit member of the Society. If the Issue Age is less than 16, the Insured will become a benefit member of the Society on the Contract Anniversary on or following the Insured’s 16th birthday. Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society or in the Application. These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP. The Insured is the owner of this contract unless another owner is named in the Application or ownership is transferred under Section 3.5. While the Insured is living, the owner may exercise all rights set out in this contract except as provided in Section 3.3. If there are multiple owners, all must act in concert to exercise ownership rights.

3.3 APPLICANT CONTROLLER. If the Issue Age is less than 16 and this contract was applied for by an applicant controller, then the Insured is the owner of this contract but may not exercise ownership rights until control of this contract is transferred to the Insured. Before control is transferred, only the applicant controller may exercise ownership rights on behalf of the Insured. Subject to our approval, control may be transferred to another person but ownership may not be transferred.

After the Insured attains age 16, the controller of this contract may transfer control to the Insured by sending a signed request to our Service Center. If the controller dies after the Insured attains age 16, control will be transferred to the Insured on the date of the controller’s death. If control has not transferred to the Insured as of the Contract Anniversary after the Insured’s 21st birthday, control will be transferred to the Insured on that date.

Before the Insured attains age 16, if the controller of this contract dies or if we consider it to be in the best interest of the Insured, control will be vested in another eligible person according to our Bylaws.

3.4 SUCCESSOR OWNER. If you are an owner who is not the Insured, you may name a successor owner who will become the owner of this contract if you die before the Insured. If you do not name a successor owner or no successor owner survives you, then your estate will be the owner upon your death. You may name or change a successor owner by giving Notice. The successor owner must be eligible under our Bylaws. Any designation of successor owner will be effective as of the date you sign the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center.

3.5 TRANSFER AND ASSIGNMENT. You may transfer ownership of this contract, if the new owner is eligible under our Bylaws, or assign this contract as collateral while the Insured is living by giving Notice. Unless otherwise specified by you, transfer or assignment will be effective as of the date you sign the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center. We are not responsible for the validity or effect of any assignment, and we are not liable for any payment made or action taken by us before we receive Notice. If the Issue Age is less than 16 and this contract was applied for by an applicant controller, then ownership may be transferred only after control has been transferred to the Insured (see Section 3.3). Any Debt on this contract will have prior claim over any assignment. Society membership rights and privileges cannot be transferred or assigned.

ICC19 V-VZ-VUL	page 11	VZ1100IC

Contract Number:        0001234567

4. PREMIUMS AND REINSTATEMENT

4.1 PREMIUM PAYMENTS. The amount of the Planned Premium and its interval of payment are shown on page 3. The initial premium is due on or before the Date of Issue.

Premiums may be paid at any time before Attained Age 121. You may pay more or less than the Planned Premium. However, except as provided in Section 5.1 NO-LAPSE GUARANTEE, to continue this contract in force on each Monthly Anniversary the Cash Surrender Value must be sufficient to cover the Monthly Deduction. Prior to Attained Age 100, we will not accept:

1)	Any premiums when the Death Benefit is based on the Table of Death Benefit Factors on page 4A (see Section 6.2); or

2)	The portion of any premium that would cause the Death Benefit to be based on the Table of Death Benefit Factors on page 4A.

At Attained Age 100 and later, we reserve the right not to accept premiums as described above.

If the Death Benefit Option is 1 and you pay an unscheduled, non-billed premium of $10,000 or more, you may apply to have the Face Amount increased by at least $10,000 and not more than the amount of the premium paid. Increases under this provision are subject to the conditions of Section 7.1 INCREASE IN FACE AMOUNT.

Premiums are payable at our Service Center.

4.2 PREMIUM BILLING. Premium billings will be based on the amount and interval of premium payments that you requested at the time of application. Subject to our published rules, you may change the amount, the interval, or the method of billing.

4.3 ALLOCATION OF PREMIUMS. Net Premiums are allocated to the subaccounts of the Variable Account and to the Fixed Accounts according to the premium allocation percentages you select for this contract. Premiums received before the Contract Date are applied on the Contract Date.

After the Contract Date, premiums are applied at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application. You may change these percentages by giving Notice. Any change will be effective for each premium received with or after your Notice. The sum of premium allocation percentages must be 100% and each premium allocation percentage must be a whole number not greater than 100%. If necessary, we will adjust your allocation to eliminate fractional percentages.

4.4 PREMIUM IN DEFAULT AND GRACE PERIOD. Except as provided in Section 5.1 NO-LAPSE GUARANTEE, a premium is in default on a Monthly Anniversary if the Monthly Deduction to be made on that day would result in a Cash Surrender Value less than zero. You will have a grace period of 61 days after the date of default during which this contract will remain in force. At least 31 days before the end of the grace period we will notify you and any assignee of the premium required to keep this contract in force. This notification will be sent to the address(es) last known to us. If the required premium is paid within the grace period:

1)	We will, to the extent the Cash Surrender Value is sufficient, deduct Monthly Deductions not made prior to the date we receive the premium; and

2)	This contract will continue in force.

Otherwise, this contract will terminate without Cash Surrender Value at the end of the grace period.

(continued)

ICC19 V-VZ-VUL	page 12	VZ1200IC

Contract Number:        0001234567

4. PREMIUMS AND REINSTATEMENT	(continued)

4.5 REINSTATEMENT. If this contract has not been surrendered, it may be reinstated within three years after the date the grace period ends if, on that date, this contract terminated under Section 4.4 PREMIUM IN DEFAULT AND GRACE PERIOD. To reinstate we require:

1)	An application for reinstatement submitted to us at our Service Center;

2)	Satisfactory evidence of insurability, if and as required by our standards;

3)	Payment of one of the following amounts:

a)	A premium sufficient to cover:

i)	Any Monthly Deductions that were not made before the grace period because they were postponed under Section 5.1 NO-LAPSE GUARANTEE; and

ii)	The Monthly Deductions that were not made during the grace period; or

b)	If the effective date of reinstatement is before the Termination Date of the No-Lapse Guarantee, a premium sufficient to reactivate the No-Lapse Guarantee;

4)	Payment of a premium sufficient to keep this contract in force for at least three months, based on unit values on the date of reinstatement; and

5)	Repayment of all Debt existing at the end of the grace period.

The effective date of a reinstatement will be the date the application for reinstatement is approved by us. The Accumulated Value on that date will be equal to:

1)	The Accumulated Value at the end of the grace period; plus

2)	The Net Premium received to reinstate this contract; less

3)	Any postponed or unpaid Monthly Deductions made on that date.

Any Decrease Charge on or after reinstatement will be the same as if this contract had always been in force since the Date of Issue.

Reinstatement will include any Additional Benefits that were in force at the end of the grace period and not scheduled to terminate before the effective date of reinstatement.

The No-Lapse Guarantee will be included on this reinstated contract only if the guarantee did not terminate before the effective date of reinstatement. If this contract is reinstated by paying the amount required under 3(a) above, then upon reinstatement:

1)	If that amount is also sufficient to reactivate the No-Lapse Guarantee, this contract will include the guarantee in active status;

2)	Otherwise, if the No-Lapse Guarantee could have been reactivated by paying a sufficient premium, it will be included on this contract in inactive status.

Section 2.5 INCONTESTABILITY will apply as described in that section.

Section 2.7 EXCLUSION: SUICIDE will apply as described in that section.

4.6 CONTINUATION OF INSURANCE COVERAGE. If you stop premium payments, this contract will remain in force until the first of the following events to occur:

1)	The date of death of the Insured.

2)	The end of the grace period if the premium required to keep this contract in force has not been paid.

3)	The date you surrender this contract.

At Attained Age 121 and later, no Monthly Deductions will be deducted and no premiums may be paid, except for any amounts in the grace period required to keep this contract in force. You may obtain contract loans, repay Debt, or surrender all or part of the Accumulated Value at Attained Age 121 and later.

ICC19 V-VZ-VUL	page 13	VZ1300IC

Contract Number:        0001234567

5. NO-LAPSE GUARANTEE

5.1 NO-LAPSE GUARANTEE. This contract includes a No-Lapse Guarantee. On any Monthly Anniversary, the No-Lapse Guarantee is active if:

1)	You pay sufficient premiums to meet the requirements of the guarantee; and

2)	The guarantee has not terminated (see Section 5.5).

If the No-Lapse Guarantee is active, then:

1)	No premium will be in default under Section 4.4; and

2)	If the Monthly Deduction to be made exceeds the amount of the Accumulated Value less any Debt, then:

a)	A deduction equal to that amount will be made, if that amount is greater than zero. If it is not greater than zero, no deduction will be made; and

b)	The balance of the Monthly Deduction will be postponed until the next day on which the amount of the Accumulated Value less any Debt exceeds the amount of the postponed Monthly Deduction.

If the No-Lapse Guarantee becomes inactive or terminates while any amount of postponed Monthly Deductions remains outstanding, premium will be in default (see Section 4.4). The premium you will be required to pay to keep this contract in force will include the outstanding amount of postponed Monthly Deductions.

5.2 NO-LAPSE GUARANTEE REQUIREMENTS. On any Monthly Anniversary, the requirements for the No-Lapse Guarantee are met if (1) is greater than or equal to (2) where:

1)	Is the premiums received by us less the sum of:

a)	Any Partial Surrenders; and

b)	Any Debt.

2)

Is the sum of the No-Lapse Guarantee Premiums from the Date of Issue through that Monthly Anniversary. If this contract includes a disability waiver of monthly deduction benefit, the No-Lapse Guarantee Premium will not be included in this sum for any Monthly Anniversary on which we waive or credit the Monthly Deduction under that rider.

5.3 NO-LAPSE GUARANTEE PREMIUM. The No-Lapse Guarantee Premium on the Date of Issue is shown on page 3. If the No-Lapse Guarantee has not terminated, then a new No-Lapse Guarantee Premium will be determined whenever:

1)	The Death Benefit Option is changed;

2)	The Face Amount is increased or decreased;

3)	The Risk Class is changed; or

4)	Additional Benefits are increased, decreased, added to this contract, or terminated by Notice.

The new No-Lapse Guarantee Premium will be shown on a supplemental contract schedule page that we will send to you.

5.4 INACTIVE NO-LAPSE GUARANTEE. On any Monthly Anniversary, the No-Lapse Guarantee will be inactive if:

1)	You have not paid sufficient premiums to meet the requirements of the guarantee; and

2)	The guarantee has not terminated (see Section 5.5).

Within 30 days after the date on which the No-Lapse Guarantee becomes inactive, we will notify you and any assignee of the amount required to reactivate the guarantee. This notification will be sent to the address(es) last known to us. The notification will specify a period of time during which you may pay the amount required to reactivate the guarantee. That period will end no less than 61 days after the date on which the guarantee became inactive. If the required amount is not paid within the specified period, the guarantee will remain inactive. While this contract is in force, an inactive No-Lapse Guarantee can be reactivated by paying premiums sufficient to meet the requirements for the guarantee.

If the No-Lapse Guarantee is inactive, the Cash Surrender Value may not be sufficient to keep this contract in force unless an additional premium is paid.

5.5 TERMINATION OF NO-LAPSE GUARANTEE.

The No-Lapse Guarantee will terminate on the No-Lapse Guarantee Termination Date shown on page 3.

If the No-Lapse Guarantee has terminated, the Cash Surrender Value may not be sufficient to keep this contract in force unless an additional premium is paid.

ICC19 V-VZ-VUL	page 14	VZ1400IC

Contract Number:        0001234567

6. DEATH BENEFITS

6.1 DEATH PROCEEDS. The Death Proceeds payable upon the death of the Insured while this contract is in force is the sum, on the date of death, of:

1)	The Death Benefit (see Section 6.2); and

2)	Any insurance on the Insured’s life provided by Additional Benefits in this contract;

Less the sum of:

3)	Any Debt; and

4)	The amount, if any, needed to cover Monthly Deductions through the month of death or, if less, any amount needed to meet the requirements for the No-Lapse Guarantee through the month of death.

Death Proceeds will be reduced by any amounts paid by us after the date of death and before we were notified of the death.

6.2 DEATH BENEFIT. The Death Benefit on any day depends upon the Death Benefit Option in effect on that day. The Death Benefit Option on the Date of Issue is shown on page 3. You may change this option prior to Attained Age 121 (see Section 6.3).

6.2a Option 1. The Death Benefit on any day is the Face Amount or, if greater, the Accumulated Value multiplied by the Death Benefit Factor for the Attained Age on that day (see Table of Death Benefit Factors on page 4A).

6.2b Option 2. The Death Benefit on any day is the sum of the Face Amount and the Accumulated Value or, if greater, the Accumulated Value multiplied by the Death Benefit Factor for the Attained Age on that day (see Table of Death Benefit Factors on page 4A).

6.3 CHANGE OF DEATH BENEFIT OPTION. You may change the Death Benefit Option at any time before Attained Age 121 except when the Death Benefit is based on the Table of Death Benefit Factors on page 4A (see Section 6.2). The change is subject to the following:

1)	You must give Notice.

2)

If you change from Option 1 to Option 2, the Face Amount will be decreased by the Accumulated Value on the effective date of the change. The decrease in Face Amount and any Decrease Charge will be applied to the Initial Face Amount and any existing increase in Face Amount according to the ratio of each portion of the Face Amount to the total Face Amount of this contract. However, this change may not be made if it would reduce the Face Amount to less than the Minimum Face Amount shown on page 3A.

3)

If you change from Option 2 to Option 1, the Face Amount will be increased by the Accumulated Value on the effective date of the change. The increase will be applied to the Initial Face Amount and any existing increase in Face Amount according to the ratio of each portion of the Face Amount to the total Face Amount of this contract.

4)	A new No-Lapse Guarantee Premium will be determined for any No-Lapse Guarantee in effect on the effective date of the change.

5)

The effective date of the change will be the Monthly Anniversary on or next after the date we receive Notice. The new Death Benefit Option will be shown on a supplemental contract schedule page that we will send to you.

ICC19 V-VZ-VUL	page 15	VZ1500IC

Contract Number:        0001234567

7. CHANGES IN FACE AMOUNT

7.1 INCREASE IN FACE AMOUNT. You may increase the Face Amount any time before the Last Day for Increases in Face Amount shown on page 3A. The increase is subject to the following:

1)	You must submit an application to us at our Service Center, if and as required by our standards.

2)	Satisfactory evidence of insurability, if and as required by our standards.

3)	The increase must be at least $25,000.

4)	The effective date of the increase will be the date shown on the supplemental contract schedule page that we will send to you.

5)	The Cost of Insurance for the increase will be included in the Monthly Deduction beginning on the effective date of the increase.

6)

A new Monthly Unit Charge and new schedule of Decrease Charges will apply to the increase in Face Amount. The Decrease Charges will not be greater than the Maximum Decrease Charges for Increases in Face Amount shown on page 4B.

7)	A new No-Lapse Guarantee Premium will be determined if the No-Lapse Guarantee has not terminated before the effective date of the increase.

Items (2) and (3) above will not apply to:

1)	The portion of any increase that is the result of exercising a purchase option or a term conversion privilege in another contract on the life of the Insured that was issued by us; or

2)	Any increase applied for under Section 4.1 PREMIUM PAYMENTS.

Section 2.5 INCONTESTABILITY will apply as described in that section.

Section 2.7 EXCLUSION: SUICIDE will apply as described in that section.

7.2 DECREASE IN FACE AMOUNT. You may decrease the Face Amount any time before Attained Age 121. The decrease is subject to the following:

1)	You must give Notice.

2)	The decrease and any Decrease Charge (see Section 7.3) will be applied, in successive order, to:

a)	The most recent increase in Face Amount, if any;

b)	The next most recent increase(s), if any; then

c)	The Initial Face Amount.

3)	The decrease may not be made if, on the date the decrease would be effective, the Accumulated Value less Debt is less than the Decrease Charge for the decrease.

4)	The Face Amount after the decrease must not be less than the Minimum Face Amount shown on page 3A.

5)	A new No-Lapse Guarantee Premium will be determined if the No-Lapse Guarantee has not terminated before the effective date of the decrease.

6)

The effective date of the decrease will be the Monthly Anniversary on or next after the date we receive Notice. That date will be shown on a supplemental contract schedule page that we will send to you.

(continued)

ICC19 V-VZ-VUL	page 16	VZ1600IC

Contract Number:        0001234567

7. CHANGES IN FACE AMOUNT	(continued)

7.3 DECREASE CHARGE. The Decrease Charge is applied on:

1)	The effective date of each decrease in Face Amount; and

2)	Termination of this contract other than by death.

If the Initial Face Amount is decreased, the Decrease Charge is the product of:

1)	The amount of the decrease in Face Amount divided by $1,000; and

2)	The Decrease Charge per $1,000 shown on page 3B.

If an increase in Face Amount is decreased, the Decrease Charge is the product of:

1)	The amount of the increase being decreased divided by $1,000; and

2)	The Decrease Charge per $1,000 for the increase in Face Amount.

Decrease Charges will be deducted from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the decrease.

For any increase in Face Amount, Decrease Charges per $1,000 will be shown on a supplemental contract schedule page that we will send to you. The charges will not be greater than the Maximum Decrease Charges for Increases in Face Amount shown on page 4B.

ICC19 V-VZ-VUL	page 17	VZ1700IC

Contract Number:        0001234567

8. ACCUMULATED VALUE AND TRANSFERS

8.1 ACCUMULATED VALUE. On the Contract Date, the Accumulated Value is equal to the Net Premium(s) received less the Monthly Deduction(s) made on that date. On any later date, the Accumulated Value is the sum of the accumulated values for this contract in the subaccounts of the Variable Account, in the Fixed Accounts, and in the Loan Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1)	The number of accumulation units for this contract in that subaccount (see Section 12.3); multiplied by

2)	The accumulation unit value for that subaccount (see Section 12.2).

The accumulated value in either of the Fixed Accounts (see Section 13) on a Valuation Day is the sum of:

1)	Amounts allocated or transferred to that fixed account; and

2)	Interest credited to that fixed account;

Less the sum of:

3)	The portion of any Monthly Deductions made from that fixed account;

4)	The amount of any Partial Surrenders made from that fixed account;

5)	Any Decrease Charges applied to that fixed account that are not the result of a Partial Surrender;

6)	Accumulated value transferred from that fixed account to a subaccount or to the Loan Account; and

7)	The portion of any Transfer Charges deducted from that fixed account.

The accumulated value in the Loan Account (see Section 11.3) on any day is the sum of:

1)	Accumulated value transferred from any subaccount or either of the Fixed Accounts to the Loan Account as a result of new loans or interest accrued on existing loans; and

2)	Interest credited to the Loan Account;

Less:

3)	Accumulated value transferred from the Loan Account to any subaccount or to either of the Fixed Accounts as a result of repayment of Debt.

The Accumulated Value for any day that is not a Valuation Day will be determined on the next Valuation Day.

8.2 TRANSFER OF ACCUMULATED VALUE. You may transfer some or all of the accumulated values among the subaccounts of the Variable Account and the Fixed Accounts. You do this by giving Notice. The transfer of accumulated values is subject to the following:

1)	You may not make transfers to the DCA Fixed Account.

2)

If the accumulated value in the subaccount or Fixed Accounts from which the transfer is being made is less than $50, the entire amount must be transferred. Otherwise, the amount transferred from any subaccount or fixed account cannot be less than $50.

3)

You may make only one transfer from the Fixed Account in a Contract Year. If the accumulated value in the Fixed Account immediately before the transfer is at least $2,000, the amount transferred may not exceed 25% of the accumulated value in the Fixed Account. Otherwise, the amount transferred may not exceed $500.

4)	The transfer will occur at the end of the Valuation Period during which we receive Notice.

5)

You may make twelve transfers in any Contract Year without charge. For each transfer in excess of twelve in a Contract year, excluding any automatic transfers according to Sections 8.3 and 8.4, a Transfer Charge of not more than $25 will be deducted from the subaccounts and from the Fixed Accounts according to the ratio of the amount transferred from each to the total amount transferred. All amounts transferred among the subaccounts and the Fixed Accounts during the same Valuation Period are considered to be one transfer.

We may delay making transfers subject to the same conditions as in Section 2.10 DELAY OF PAYMENT.

(continued)

ICC19 V-VZ-VUL	page 18	VZ1800IC

Contract Number:        0001234567

8. ACCUMULATED VALUE AND TRANSFERS	(continued)

8.3 AUTOMATIC TRANSFERS – DOLLAR COST AVERAGING (DCA). You may elect to have automatic transfers made from the DCA Fixed Account or from the Money Market Subaccount to one or more subaccounts. Only one of these automatic transfer arrangements may be in effect at any time.

8.3a Transfers from DCA Fixed Account. Under this arrangement, you may elect a premium of at least $1,000 to be allocated to a DCA Fixed Account for automatic monthly transfer to one or more subaccounts. The interest rate credited to this account is determined on the date the amount to be transferred is allocated to the DCA Fixed Account. The interest rate will be effective for 12 months and will never be less than the Fixed Account Guaranteed Interest Rate shown on page 3A. Election of this option is subject to the following:

1)

Twelve transfers will be made from the DCA Fixed Account to the subaccounts. The first transfer will be made on the day of allocation to the DCA Fixed Account. Subsequent transfers will be made on the same day of the month for the next eleven months;

2)	The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining; and

3)

If you terminate automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

8.3b Transfers from Money Market Subaccount. Under this arrangement, automatic periodic transfers are made from the Money Market Subaccount to one or more subaccounts subject to the following:

1)	The transfer amount must be at least $50;

2)	Transfers will be made periodically as specified in your application for dollar cost averaging; and

3)

Transfers will continue until the date the amount in the Money Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred. You may terminate automatic transfers earlier by giving Notice. If you do so, transfers will terminate on the date we receive Notice.

8.4 AUTOMATIC TRANSFERS – ASSET REBALANCING. You may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select. The sum of the rebalancing percentages must be 100%, and each rebalancing allocation percentage must be a whole number not greater than 100%. You may elect to have these transfers made annually or semi-annually. Automatic transfers for rebalancing will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts have been made.

ICC19 V-VZ-VUL	page 19	VZ1900IC

Contract Number:        0001234567

9. SURRENDER

9.1 CASH SURRENDER VALUE. The Cash Surrender Value on any day is equal to the Accumulated Value less the sum of:

1)	Any Debt;

2)	The amount, if any, needed to cover unpaid Monthly Deductions; and

3)	The Decrease Charges (see Section 7.3) if any, applicable on that day.

The Cash Surrender Value on a Monthly Anniversary is determined without regard to the Monthly Deduction for that date. Cash Surrender Values are not less than the minimum values required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

9.2 FULL SURRENDER. You may surrender this contract for its Cash Surrender Value by giving Notice while the Insured is living. The surrender will be effective on the day we receive Notice. Insurance coverage ceases on the effective date of the surrender.

9.3 PARTIAL SURRENDER. You may surrender a portion of the Accumulated Value by giving Notice while the Insured is living. A Partial Surrender:

1)	Will reduce the Accumulated Value by the amount of the Partial Surrender. This is the sum of:

a)	The surrender amount that we pay to you;

b)	Any taxes that we withhold;

c)	Any Partial Surrender Charge applied (see Section 9.4); and

d)	Any Decrease Charge applied due to the resulting decrease in Face Amount.

The reduction will be taken from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the surrender. With our approval, you may choose other allocations of the Partial Surrender;

2)	Must be at least $200;
3)	Must not reduce the remaining Cash Surrender Value to less than $300;

4)	May not be made if it would reduce the Face Amount to less than the Minimum Face Amount shown on page 3A. If the Death Benefit is Option 1, a Partial Surrender will affect the Face Amount as follows:

a)

If the Death Benefit on the effective date of the Partial Surrender is equal to the Face Amount, then the Face Amount will be decreased by the surrender amount that we pay to you and by any taxes that we withhold.

b)

If the Death Benefit on the effective date of the Partial Surrender is based on the Table of Death Benefit Factors on page 4A (see Section 6.2), then the Face Amount will be decreased only if, on that day, the surrender amount that we pay to you plus any taxes that we withhold exceeds the Death Benefit minus the Face Amount. In that case, the Face Amount will be decreased by:

i)	The surrender amount that we pay to you plus any taxes that we withhold;

Less:

ii)	The Death Benefit less the Face Amount prior to the surrender.

Any decrease in the Face Amount and any Decrease Charge will be applied in the order specified in Section 7.2(2). Any Decrease Charge will be deducted from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the surrender; and

5)	Will be effective on the day we receive Notice.

A Partial Surrender may cause the No-Lapse Guarantee to become inactive (see Section 5.4).

9.4 PARTIAL SURRENDER CHARGE. A Partial Surrender Charge of not more than $25 will apply to each surrender in excess of one in a Contract Year. This charge does not apply to Partial Surrenders made at Attained Age 121 and later.

(continued)

ICC19 V-VZ-VUL	page 20	VZ2000IC

Contract Number:        0001234567

9. SURRENDER	(continued)

9.5 PAID-UP LIFE INSURANCE OPTION. At any time while the Insured is living and before Attained Age 121, you may exchange this contract and apply the Cash Surrender Value as a single premium to purchase paid-up life insurance on the Insured. The purchase is subject to the following:

1)	You must give Notice to exchange this contract.

2)	Unless you give us satisfactory evidence of insurability, if and as required by our standards, the amount of paid-up life insurance may not exceed the sum of:

a)	The Death Benefit on the date of exchange; and

b)	The amount applied as a single premium under this option. This amount may not exceed the Cash Surrender Value;

Less:

c)	The Accumulated Value.
3)	The date of issue of the new contract will be the date this contract is exchanged. The issue age of the new contract will be the age of the Insured on that date.

4)

The amount of insurance purchased will be calculated using single premium rates then in effect, as determined by us. However, the rate will not exceed the net single premium using the mortality table and Paid-Up Life Insurance Interest Rate shown on page 3A.

5)	If this contract has an exclusion rider, the new contract will also have such an exclusion rider.

6)	Any Cash Surrender Value not applied to purchase paid-up life insurance will be paid to you.

Paid-up life insurance may be surrendered at any time for its cash surrender value. Paid-up life insurance values and benefits of this contract are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

10. MONTHLY DEDUCTION

10.1 MONTHLY DEDUCTION. The Monthly Deduction from the Accumulated Value is the sum of:

1)	The Basic Monthly Charge shown on page 3A;

2)	Any Monthly Unit Charges in effect on the Monthly Anniversary;

3)

The monthly Mortality and Expense Risk Charge based on the accumulated value in the subaccounts. This charge on an annual basis is guaranteed not to exceed the Maximum Annual Mortality and Expense Risk Charge shown on page 3A;

4)	The monthly cost of any Additional Benefits other than any disability waiver of monthly deduction benefit;

5)	The monthly Cost of Insurance (see Section 10.2); and

6)	The monthly cost of any disability waiver of monthly deduction benefit.

Monthly Deductions are made on the Contract Date for the Date of Issue and any Monthly Anniversary that occurs on or prior to the Contract Date. There-

after, a Monthly Deduction is made on each Monthly Anniversary prior to Attained Age 121 unless a premium is in default (see Section 4.4) or the deduction is postponed under Section 5.1 NO-LAPSE GUARANTEE. A postponed Monthly Deduction is made on the first day on which the Accumulated Value less any Debt exceeds the amount of the postponed Monthly Deduction. If the day on which a Monthly Deduction is made is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the preceding Valuation Period.

Deductions from Accumulated Value are made in the order listed above and after any Decrease Charges applied on the same day. The Mortality and Expense Risk Charge is taken from each subaccount of the Variable Account based on the accumulated value in the subaccount. The remainder of the Monthly Deduction is taken from the subaccounts and from the Fixed Accounts according to their Account Ratios on the Monthly Anniversary. With our approval, you may choose other allocations of the Monthly Deduction.

(continued)

ICC19 V-VZ-VUL	page 21	VZ2100IC

Contract Number:	BEN_CTRC_NB

10. MONTHLY DEDUCTION	(continued)

10.2 COST OF INSURANCE. The Cost of Insurance is determined on the Contract Date and on each Monthly Anniversary. It is equal to the Cost of Insurance Rate multiplied by the Risk Amount divided by 1,000.

10.2a Cost of Insurance Rate. We will determine the Cost of Insurance Rate monthly. The rate may vary by factors including but not limited to the following:

1)	The Insured’s Risk Class.

2)	The Insured’s sex.

3)	Face Amount.

4)	For the Initial Face Amount, the Insured’s Issue Age and Attained Age.

5)	For any increase in Face Amount, the Insured’s age on the effective date of increase and the number of years since that date.

The Risk Class for the Initial Face Amount is shown on page 3. The Risk Class for any increase in Face Amount according to Section 7.1 will be determined on the effective date of the increase. If the Death Benefit is based on the Table of Death Benefit Factors on page 4A (see Section 6.2), the Risk Class of the resulting increase in Death Benefit will be the Risk Class shown on page 3 or, if the Face Amount has been increased, the Risk Class for the most recent increase.

The Cost of Insurance Rate for the Initial Face Amount and for any increase in Face Amount with the same Risk Class as shown on page 3 will not exceed the rates shown on page 4. If different maximum Cost of Insurance Rates apply to any increase in Face Amount, those rates will be shown on a supplemental contract schedule page that we will send to you.

For any Face Amount with a rated Risk Class, the maximum cost is increased in one or both of the following ways as specified on page 3:

1)	The maximum Cost of Insurance Rate is multiplied by a specified percentage rating.

2)	An extra monthly amount is added to the Cost of Insurance Rate.

We may charge less than the maximum rate. Any change in Cost of Insurance Rates will:

1)	Depend on the Face Amount;
2)	Apply to all insureds of the same classification including but not limited to risk class, sex, and age;

3)	Be based on emerging or future anticipated experience including but not limited to mortality, expenses, and persistency; and

4)	Be determined by us at our sole discretion.

10.2b Risk Amount. The Risk Amount is equal to:

1)	The Death Benefit divided by the Risk Amount Interest Factor shown on page 3A;

Less:

2)	The Accumulated Value (before the Cost of Insurance and the cost of any disability waiver of monthly deduction benefit is deducted).

If the Death Benefit is Option 1 and the Initial Face Amount has been increased, the Risk Amount for the Initial Face Amount and for each increase in Face Amount will be determined by allocating the Accumulated Value to each portion of the Face Amount according to the ratio of each portion to the total Face Amount of this contract.

10.3 CHANGE OF RISK CLASS. If the Face Amount is increased according to Section 7.1, the Risk Class for any existing insurance coverage on the Insured will be changed to be the same as the Risk Class for the increase if:

1)	The new Risk Class is more favorable to the Insured; and

2)	The evidence of insurability provided for the increase meets our standards for changing the Risk Class on existing coverage.

The change in Risk Class will be effective on the effective date of the increase.

If page 3 shows a tobacco Risk Class and the Insured has not smoked cigarettes or used any other form of tobacco or nicotine in the last 12 months, you may apply to the Service Center to change to a non-tobacco Risk Class. The change in Risk Class will be effective on the Monthly Anniversary on or next after the date we approve your application for the change.

Section 2.5 INCONTESTABILITY will apply as described in that section.

ICC19 V-VZ-VUL	page 22	VZ2200IC

Contract Number:        0001234567

11. LOANS AND DEBT

11.1 CONTRACT LOANS. You may obtain a loan from us with this contract as sole security if the loan does not increase Debt to more than the amount by which the Accumulated Value exceeds any Decrease Charge on the date of the loan.

Accumulated value equal to the amount of the loan will be taken from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the date of the loan and will be transferred to the Loan Account. With our approval, you may choose other allocations of the loan amount from the subaccounts and Fixed Accounts.

The effect of Debt on this contract includes but is not limited to the possibility that Debt may cause the No-Lapse Guarantee to become inactive (see Section 5.4)

11.2 ACCRUED INTEREST. Interest on Debt accrues daily. The interest rate charged on Debt will be the Loan Interest Rate shown on page 3A.

11.3 LOAN ACCOUNT. Amounts transferred to the Loan Account are invested with our General Account assets. Amounts in the Loan Account will be credited with interest daily while this contract is in force. The effective annual interest rate will never be less than the Minimum Loan Credited Rate shown on page 3A. At our discretion, we may credit interest in excess of the minimum rate, but the rate credited will be no more than the Loan Interest Rate shown on page 3A. The interest rate credited on amounts in the Loan Account may differ from the interest rate credited on amounts in the Fixed Account.

Accrued interest on Debt will be calculated on each Monthly Anniversary and on any other day that you make a Debt repayment or a new loan. On each day that accrued interest is calculated (an interest calculation date), the amount by which that interest exceeds the amount of interest credited to the Loan Account since the previous interest calculation date will be transferred to the Loan Account. This transfer will be taken from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the date of transfer.

11.4 REPAYMENT OF DEBT. All or part of the Debt may be repaid at any time while the Insured is living. If there is Debt on this contract, you must notify us if a payment to us is a repayment of Debt. No charges are deducted from Debt repayments. Repayments will be transferred from the Loan Account to the subaccounts of the Variable Account and to the Fixed Accounts according to the premium allocation percentages in effect at the time of repayment. With our approval, you may choose other allocations of loan repayments. Repayments of Debt do not change the Accumulated Value. Upon death or full surrender, any Debt will be deducted from the proceeds.

11.5 TERMINATION FROM EXCESS DEBT. Debt reduces the Cash Surrender Value of this contract (see Section 9.1). If the Cash Surrender Value on a Monthly Anniversary is insufficient to make the Monthly Deduction on that day, Section 4.4 PREMIUM IN DEFAULT AND GRACE PERIOD will apply. Unless the requirements of Section 4.4 are met before the end of the grace period, this contract will terminate without value at the end of the grace period.

ICC19 V-VZ-VUL	page 23	VZ2300IC

Contract Number:        0001234567

12. VARIABLE ACCOUNT AND ACCUMULATION UNIT VALUES

12.1 VARIABLE ACCOUNT. Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account, which is shown on page 3A. The Variable Account has subaccounts that invest in the corresponding underlying portfolios of one or more open-end management investment companies, each of which is registered with the SEC. Each subaccount purchases shares in a specific portfolio at net asset value.

At our sole discretion and to the fullest extent permitted by law, we may do one or more of the following:

1)	Substitute another portfolio or invest in a different investment company.

2)	Add, delete, combine, or modify subaccounts.

3)	Restrict or prohibit additional allocations to subaccounts.

4)	Combine the Variable Account with another separate account.

5)	Invest in a different separate account.

We own the assets of the Variable Account. Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount.

Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account. These assets may not be charged with liabilities from any other business we conduct. We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

12.2 ACCUMULATION UNIT VALUE. The initial accumulation unit value for each subaccount was set when the subaccount was established. At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to (1) divided by (2) where:

1)	Is the sum of:

a)	The net asset value of the corresponding portfolio of the subaccount at the end of the current Valuation Period; plus

b)	The amount of any dividend or capital gain distribution made by the portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus

c)	A charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the portfolio.

2)	Is the number of accumulation units of that subaccount for all contracts.

Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The unit values may increase or decrease on each Valuation Day. If there is no readily available market for any assets on a Valuation Day, such assets will be valued at their last traded price or at an acceptable fair value price.

(continued)

ICC19 V-VZ-VUL	page 24	VZ2400IC

Contract Number:        0001234567

12. VARIABLE ACCOUNT AND ACCUMULATION UNIT VALUES	(continued)

12.3 NUMBER OF ACCUMULATION UNITS. On the Contract Date, the number of accumulation units for this contract in any subaccount is equal to:

1)	The accumulated value for this contract in that subaccount;

Divided by

2)	The accumulation unit value for that subaccount.

The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of accumulation units increases when, during the period:

1)	Net Premiums are allocated to the subaccount;

2)	Accumulated value is transferred to the subaccount from other subaccounts or from either of the Fixed Accounts; or

3)	Repayments of Debt are transferred to the subaccount from the Loan Account.

The number of accumulation units decreases when, during the Valuation Period:

1)	Monthly Deductions are taken from the subaccount;

2)	Accumulated value is transferred from the subaccount to other subaccounts or to the Fixed Account;

3)	Partial Surrenders are applied against the subaccount;

4)	Decrease Charges that are not the result of a Partial Surrender are applied against the subaccount;

5)	Transfer Charges are applied against the subaccount; or

6)	Contract loans or accrued interest on loans are transferred from the subaccount to the Loan Account.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1)	The dollar amount allocated or transferred to that subaccount or the dollar amount transferred from, taken from, or applied against that subaccount;

Divided by

2)	The accumulation unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

ICC19 V-VZ-VUL	page 25	VZ2500IC

Contract Number:        0001234567

13. FIXED ACCOUNTS

13.1 FIXED ACCOUNT. Amounts held in the Fixed Account are invested with our General Account assets. Interest will be credited on net premiums allocated to the Fixed Account and on accumulated value transferred to the Fixed Account from the date of allocation or transfer. Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown on page 3A. At our discretion, we may credit interest in excess of the guaranteed interest rate. Interest credited in excess of the guaranteed interest rate is nonforfeitable except as needed to pay Monthly Deductions and contract charges.

13.2 DCA FIXED ACCOUNT. Amounts to be transferred under Section 8.3a Transfers from DCA Fixed Account are allocated to the DCA Fixed Account. Amounts held in the DCA Fixed Account are invested with our General Account assets. Interest will be credited on net premiums allocated to the DCA Fixed Account from the date of allocation. Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown on page 3A. At our discretion, we may credit interest in excess of the guaranteed interest rate. The interest rate credited on amounts in the DCA Fixed Account may differ from the interest rate credited on amounts in the Fixed Account. Interest credited in excess of the guaranteed interest rate is nonforfeitable except as needed to pay Monthly Deductions and contract charges.

14. BENEFICIARY

14.1 BENEFICIARY. One or more beneficiaries are named in the Application. You may change the beneficiary by giving Notice while the Insured is living. The new beneficiary must be eligible under our Bylaws. Unless you specify otherwise, the effective date of the change will be the date you sign the Notice or, if the Notice is not dated, the date it is received at our Service Center. We will not be liable for any payment made or action taken by us before we receive Notice.

14.2 SUCCESSION OF BENEFICIARIES. You may designate one or more beneficiaries to receive the Death Proceeds. You will classify each beneficiary as primary or contingent. Upon the Insured’s death, we will pay the Death Proceeds to the beneficiaries of the Insured as follows:

1)	Proceeds will be paid to the primary beneficiaries who are then alive.

2)	If no primary beneficiaries are living, proceeds will be paid to the surviving contingent beneficiaries.

3)	If no beneficiary survives, proceeds will be paid to the owner or, if the Insured is the owner, to the Insured’s estate.

Any beneficiary who dies simultaneously with the Insured or within 15 days after the Insured dies and before any of that beneficiary’s portion of Death Proceeds has been paid will be deemed to have died before the Insured, unless otherwise specified by you before the death of the Insured. Other designations or successions of beneficiaries may be arranged with us.

14.3 SHARE OF PROCEEDS. Unless you specify otherwise, each beneficiary in the same class of beneficiaries will have an equal share in any Death Proceeds payable.

ICC19 V-VZ-VUL	page 26	VZ2600IC

Contract Number:        0001234567

15. SETTLEMENT PROVISIONS

15.1 PAYMENT OF PROCEEDS. Proceeds from death or surrender are payable:

1)	In a lump sum; or

2)	For proceeds of $2,000 or more, under a settlement option in Section 15.2 by means of a settlement agreement that we will issue.

For Death Proceeds, if a beneficiary has not made an election by the date 30 days after the latest of (1), (2), and (3) below, we will pay that beneficiary’s portion of Death Proceeds as a lump sum.

On Death Proceeds, we will pay interest from the date of death until the date of settlement. Interest will be paid at the rate payable in Option 1 – Interest Income (see Section 15.2). For each beneficiary, we will pay that beneficiary’s portion of Death Proceeds or apply those Death Proceeds under a settlement option within 30 days after the latest of the following dates:

1)	The date we receive due proof of death. Due proof of death will consist of:

a)	A certified copy of the death certificate of the Insured, or other lawful evidence providing equivalent information; and

b)	Proof of the claimant’s interest in the proceeds.

2)	The date we receive sufficient information to determine our liability and the payee legally entitled to proceeds.
3)

The date that any legal impediments to payment of proceeds that are dependent upon action by parties other than us are resolved and we are provided with sufficient evidence of that resolution. Legal impediments include but are not limited to:

a)	The establishment of guardianships and conservatorships.

b)	The appointment and qualification of trustees, executors, and administrators.

c)	The submission of information required to satisfy state and federal reporting requirements.

If we do not pay a beneficiary’s portion of Death Proceeds or apply those Death Proceeds under a settlement option within the 30 days, we will pay additional interest of 10% per year from the 31st day until the date of settlement.

15.2 OPTIONAL PLANS OF SETTLEMENT.

Proceeds payable under a settlement agreement may be paid under one of the following settlement options.

Option 1 – Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than the guaranteed interest rate shown for this option on page 5. All or part of these proceeds may be withdrawn upon request.

Option 2 – Income of a Fixed Amount. We will pay Annuity Income of a fixed amount at agreed upon intervals. The fixed amount must not result in a payment period that exceeds 360 months. We reserve the right to require a fixed amount that results in a payment period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 5. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be changed except as described in Section 15.5.

(continued)

ICC19 V-VZ-VUL	page 27	VZ2700IC

Contract Number:        0001234567

15. SETTLEMENT PROVISIONS	(continued)

Option 3 – Income for a Fixed Period. We will pay Annuity Income for a fixed period, not to exceed 360 months. We reserve the right to require a fixed period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 5. After the first payment is made, this option may not be changed except as described in Section 15.5.

Option 4 – Life Income with Guaranteed Period. We will pay Annuity Income for the lifetime of the annuitant of the settlement agreement. A guaranteed period of up to 360 months may be elected. If the annuitant dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 15.5.

Income will not be less than an income calculated using the mortality table and guaranteed interest rate shown for this option on page 5 using the sex and Adjusted Age of the annuitant on his or her birthday nearest the date of settlement.

Option 5 – Joint and Survivor Life Income with Guaranteed Period. We will pay Annuity Income as long as at least one of the two annuitants of the settlement agreement is alive. A guaranteed period of up to 360 months may be elected. If one annuitant dies during the guaranteed period, payments will continue for the lifetime of the surviving annuitant. Before the first payment is made under this option, a reduction factor may be elected that will reduce any payments made after the guaranteed period by the elected reduction factor if only one annuitant is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both annuitants die during the guaranteed period, payments will be continued to the end of that period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 15.5.

Income will not be less than an income calculated using the mortality table and guaranteed interest rate shown for this option on page 5 using the sex and Adjusted Age of each annuitant on his or her birthday nearest the date of settlement.

Adjusted Age. As used in Options 4 and 5, Adjusted Age is the age of an annuitant on his or her birthday nearest the date of settlement minus the adjustment shown below:

Year of First Payment	Age Adjustment
2010-2019	0
2020-2029	1
2030-2039	2
2040-2049	3
2050-2059	4
2060-2069*	5

* For each succeeding decade, the age adjustment continues to increase by 1.

Option 6 - Other Options. The proceeds may be paid under any other settlement option agreeable to us.

Income provided under settlement options 2 through 6 will not be less than the income that would be provided if the proceeds were used to buy a single premium immediate annuity contract that:

1)	Is offered by us at the time of settlement to the same class of annuitants; and

2)	Provides the same structure of benefits as the settlement option elected.

You may contact our Service Center for the amount of income that would be payable under any of the settlement options above.

(continued)

ICC19 V-VZ-VUL	page 28	VZ2800IC

Contract Number:        0001234567

15. SETTLEMENT PROVISIONS	(continued)

15.3 ELECTION OF AN OPTION. If you surrender this contract for its Cash Surrender Value, you may elect a settlement option under which the surrender proceeds will be paid. Assignees and third-party owners may elect an option only with our consent.

If Death Proceeds are payable, the beneficiary may elect a settlement option provided that:

1)	The manner of settlement has not been restricted before the Insured’s death; and

2)	Death Proceeds have not been paid.

Election of any settlement option is subject to these conditions:

1)	Payments must not be less than $50; and

2)	Payments are made only at annual, semiannual, quarterly, or monthly intervals.

If payments would be or become less than $50, we reserve the right to change the frequency of payments to an interval such that payments are not less than $50.

15.4 SETTLEMENT AGREEMENT. A settlement agreement names the agreement’s annuitant(s), owner(s), and beneficiaries. A surviving beneficiary entitled to receive Annuity Income under a settlement agreement may designate a contingent beneficiary. Unless the owner of the agreement designates otherwise, a surviving beneficiary may surrender the present value of the remaining payments according to Section 15.5 SURRENDER OF ANNUITY INCOME.

If an owner or annuitant of a settlement agreement dies after annuity payments have begun and before the entire interest in the settlement agreement has been distributed, the entire remaining interest must be distributed at least as rapidly as under the method of payment in effect as of the date of death.

15.5 SURRENDER OF ANNUITY INCOME. If we are paying Annuity Income under Options 2 or 3, the owner of the settlement agreement may elect to receive a full or partial surrender of the present value of the remaining payments, unless the income elected was irrevocable. If the owner elects to receive a partial surrender, the income will be reduced as follows:

1)

Under Option 2 the number of future payments will be reduced so that the present value of the remaining payments after the reduction is equal to the present value of the remaining payments immediately before the surrender less the partial surrender amount.

2)

Under Option 3 the amount of future payments will be reduced in the same proportion as the ratio of the partial surrender amount to the present value of the remaining payments immediately before the surrender.

The present value of the remaining payments on any day is calculated using the interest rate that had been used to calculate the income payable plus 0.50%.

If we are paying Annuity Income under Options 4, 5, or any other life income option with a guarantee period, then during the guarantee period the owner of the settlement agreement may elect to receive a lump sum in lieu of continuing payments, unless the life income elected was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guarantee period. The value will be calculated using the interest rate that had been used to calculate the income payable plus 0.50%.

ICC19 V-VZ-VUL	page 29	VZ2900IC

Contract Number:        0001234567

16. DIVIDENDS

16.1 DIVIDENDS. Each year we will determine our divisible surplus. This contract’s share, if any, will be credited as a dividend. Since we do not expect this contract to contribute to divisible surplus, it is not expected that any dividends will be credited.

16.2 DIVIDEND OPTIONS. You may choose to apply dividends under any of the options listed below. Dividends will be applied under the Payment of Premium option unless a different option has been chosen in writing.

Cash. Dividends are paid in cash.

Payment of Premium. Dividends are applied as payment of a Net Premium.

ICC19 V-VZ-VUL	page 30	VZ3000IC

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

Flexible Premium Variable Adjustable Life Insurance. Life insurance payable at death. Death Benefit, Accumulated

Value, and coverage duration, when based on Variable Account, will vary with investment experience and are not guaranteed.

Eligible for annual dividends.

Settlement options to provide income.